GLOBAL STRATEGIC PARTNERS LIMITED
21st Floor, New World Tower 1
18 Queen's Road, Central
Hong Kong
Tel:  (852) 2971 2871

John F. Ambruz
Chairman and CEO
November 22, 2010

Confidential
China Resources Development Inc.
C/o SSC Mandarin Financial Services Limited
1402 China Resources Building
26 Harbour Road, Wanchai
Hong Kong

Attention:	Mr. Robin Lee, Chairman

Gentlemen:

Engagement Letter

This letter will confirm the understanding and agreement between Global Strategic Partners Limited (“GSP”) and China Resources Development Inc. (together with any affiliates and successors, the “Company”) (the “Agreement”), as follows:

Engagement.  The Company confirms that it has engaged GSP as the exclusive financial advisor and coordinator to render financial advisory and co-ordination services to the Company with regard to financing for the Company in which the Company intends to raise US$75 million as a specified purpose acquisition company (the “Transaction”).  Following the Transaction, the Company intends to acquire or merge with an operating company. The Company agrees to fully co-operate with and provide all relevant information, personnel and reasonable resources to GSP during the Transaction.

Services.  GSP hereby accepts the engagement as exclusive financial advisor to the Company for the purposes of the Transaction and as such agrees to:

1.
Familiarize itself, to the extent appropriate and feasible, with the business, and prospects of the Company, it being understood that GSP will, in the course of such familiarization, rely entirely upon information provided to it by the Company and the Company’s management with respect to the operations, properties, financial condition, management and prospects of the Company and any affiliates.

2.	Assist in the preparation of the Company’s prospectus.

3.	Work with the Company’s investment bankers, lawyers, agents, underwriters, accountants, auditors, sponsors, appraisers and their respective counsels in the execution of the Transaction.

4.	Advise in the creation of and negotiation of the optimal financing structure in the Transaction from the Company’s point of view, including considerations of accounting, tax and management issues.

5.	Assist the Company in the preparation of documents related to the Transaction, including Closing.

6.
Render such other financial advisory services to the Company, including advice on mergers and acquisitions, strategic alliances and other strategic matters, as may from time to time be agreed between GSP and the Company.

Compensation.  As compensation for the services rendered by GSP hereunder, the Company agrees to pay GSP the following compensation:

1.	Work Fee. The Company will pay to GSP a work fee of US$50,000 payable in cash at the time of the signing of this Agreement and paid within 14 days of the date of this Agreement.

2.	Success Fee. A success fee as follows:

2.1.	US$225,000 in cash at the completion of the Transaction; plus

2.2.	US$325,000 in cash at the completion of any merger transaction pursuant to the Company’s activity as a specified purpose acquisition company.

3.
Other Advisory Compensation. Compensation for GSP’s assistance in any transactions for which GSP may be hired, other than the Transaction, such as mergers, acquisitions, divestitures, strategic alliances and other strategic matters will be agreed upon between the Company and GSP in good faith and will be on customary market terms in transactions of that type.

4.
Fee Survival.  The Work Fee and the Success Fee will be payable to GSP if any Transaction or merger transaction for the Company contemplated under this engagement letter closes within 18 months of the termination of this Agreement.

Out-of-pocket Expenses. The Company will reimburse GSP for all its reasonable out-of-pocket expenses, and those of its advisors and consultants, incurred in connection with this engagement or otherwise arising out of this engagement, including reasonable travel, telephone and other similar expenses incurred on behalf of the Company. These reimbursements are payable upon the submission by GSP, from time to time, of a bill detailing such expenses together with relevant supporting documents. GSP will ask for the Company’s approval before incurring any major expenses. It is agreed that international air travel on behalf of the Company constitutes a major expense subject to prior approval by the Company.

Confidentiality. Except as contemplated by the terms hereof or as required by applicable law, GSP will keep confidential all non-public information concerning the Company (the “Information”) provided to it by the Company and shall not disclose such information to any third party without the Company’s prior written consent, unless it is required to do so by law. All opinions and advice, oral or written, provided by GSP under this Agreement are solely for the benefit of, and may only be relied upon by, the Company and shall not be disclosed publicly or made available to any third party or parties without the prior written consent of GSP unless it is required to do so by law. In the event that this Agreement is terminated, if the Company so requests, GSP shall promptly return to the Company all of the Information in the control or possession of GSP.

Successors. The benefits of this Agreement together with the separate indemnity letter shall inure to the respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the respective successors and assigns.

Termination.  Either the Company or GSP may terminate this Agreement at any time, provided that any termination by the Company must include the prior payment to GSP of earned, due and outstanding but unpaid Work Fee or Success Fee at the date of the termination and is subject to the Fee Survival above.

Applicable Law.  This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of Hong Kong. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

If the foregoing correctly sets forth the understanding and agreement between us, please indicate your agreement in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement.

Sincerely yours,

GLOBAL STRATEGIC PARTNERS LIMITED

Per:

Title:

Agreed.

CHINA RESOURCES DEVELOPMENT INC.

Per:

Title: